Exhibit 14.1

FMC TECHNOLOGIES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

INCLUDING PROVISIONS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

PURPOSE

The Board of Directors of FMC Technologies, Inc. has adopted this Code of Business Conduct and Ethics pursuant to applicable laws, regulations and listing requirements. The Code applies to directors, and employees of the Company. In addition, in connection with Section 406 of the Sarbanes-Oxley Act of 2002, the Code imposes certain additional obligations on the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code is designed to deter wrongdoing and to promote (i) honest and ethical conduct, (ii) avoidance of conflicts of interests, (iii) full, fair, accurate recordkeeping and timely and understandable disclosure in SEC filings, (iv) compliance with applicable governmental laws, rules and regulations, (v) prompt internal reporting to the Board or the Board committee overseeing the Code of violations of the Code and (vi) accountability for adherence to the Code.

The Board or the Board Committee will promptly disclose waivers of the Code as required by applicable law, including the rules and regulations promulgated by the Securities and Exchange Commission.

Any FMC Technologies Person who violates the standards in the Code will be subject to disciplinary action. Disciplinary action may include loss of pay, termination of employment, referral for criminal prosecution and reimbursement to the Company any losses or damages resulting from the violation. If an FMC Technologies Person is in a situation which he or she believes may violate or lead to a violation of the Code, such FMC Technologies Person should contact his or her manager, supervisor or local human resources representative, the lawyer responsible for his or her business, the General Counsel or a member of the Board or the Board Committee as soon as possible. Each FMC Technologies Person is expected to conduct his or her affairs with uncompromising honesty and integrity. Each FMC Technologies Person is required to adhere to the highest standards regardless of local custom. An FMC Technologies Person is expected to be honest and ethical in dealing with all employees of the Company and the Company’s clients, vendors and third parties. The actions of an FMC Technologies Person must be free from illegal behavior including, without limitation, discrimination, libel, slander or harassment.

The Company expects all of FMC Technologies Persons to act in accordance with the highest standards of personal and professional integrity in aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the Code and other policies and procedures adopted by the Company that govern the conduct of its employees. The Company has provided its employees with interpretative guidelines and supplemental information to facilitate employees understanding of the Code and its application to their job functions in the FMC Technologies Commitment to Ethics that is applicable to all Company employees and available on the Company’s intranet.

I.	ETHICAL BEHAVIOR AND FAIR DEALING

Each FMC Technologies Person is expected to conduct his or her affairs with uncompromising honesty and integrity. Each FMC Technologies Person is required to adhere to the highest standards regardless of local custom. An FMC Technologies Person is expected to be honest and ethical in dealing with all employees of the Company and the Company’s clients, vendors and third parties. The actions of an FMC Technologies Person must be free from illegal behavior including, without limitation, discrimination, libel, slander or harassment. No FMC Technologies Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing or practice.

II.	CONFLICTS OF INTEREST

Each FMC Technologies Person is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of the Company and its stockholders.

Section II of the Code applies not only to each FMC Technologies Person but also to each immediate family member of an FMC Technologies Person, any trust in which an FMC Technologies Person has a beneficial interest and over which such FMC Technologies Person can exercise or influence decision making, and any person with whom an FMC Technologies Person has a substantial business relationship. For purposes of the Code, an Immediate Family Member includes an FMC Technologies Person’s spouse, parents, children, sibling, parents-in-law, children-in-law, siblings-in-law and anyone who shares such FMC Technologies Person’s home.

Any personal activities or interests of an FMC Technologies Person or any Interested Party that could negatively influence, or which could have the appearance of negatively influencing, the judgment of such FMC Technologies Person, or the decisions or actions of such FMC Technologies Person, must be disclosed to an Ethics Reporting Resource. Reports concerning conflicts of interest made to an Ethics Reporting Resource other than the Board or the Board Committee will be reported to the Board or the Board Committee, who will determine if there is a conflict and, if so, how to resolve the conflict without compromising the best interests of the Company and its stockholders. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest.

In certain limited cases, activities giving rise to a potential conflict of interest may be permitted if the Board or the Board Committee determines, in its reasonable judgment, that such potential conflict of interest is not likely to be harmful to the best interests of the Company and its stockholders.

III.	CORPORATE OPPORTUNITIES

Each FMC Technologies Person owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Consequently, each FMC Technologies Person is prohibited from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of corporate property, information or position without the consent of the Board or the Board Committee. No FMC Technologies Person may use corporate property, information, or position for improper personal gain (including for the gain of an Interested Party), and may not compete with the Company directly or indirectly.

In the event an FMC Technologies Person offers an opportunity to the Board, and the Board rejects such opportunity, then that FMC Technologies Person is no longer prohibited by the Company from taking advantage of such opportunity.

IV.	CONFIDENTIALITY

FMC Technologies Persons should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

V.	PROTECTION AND PROPER USE OF COMPANY ASSETS

All FMC Technologies Persons should protect the Company’s assets and ensure their efficient use. Furthermore, Company equipment should not be used for non-Company business, though incidental personal use may be permitted. It is important to remember that theft, carelessness, and waste of the Company’s assets have a direct impact on the Company’s profitability. Accordingly, any suspected incident of fraud, theft or misuse should be immediately reported for investigation.

VI.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The business of the Company is to be conducted in accordance with applicable laws and in accordance with the highest ethical standards of business conduct. Obeying the law, both in letter and in spirit, is the foundation on which the ethical standards of the Company are built. Each FMC Technologies Person must respect and obey the laws of the United States and the states and other jurisdictions in which we operate. If an applicable law conflicts with a policy in the Code, an FMC Technologies Person must comply with the law; however, if a local custom or policy conflicts with the Code, an FMC Technologies Person must comply with the Code.

VII.	FULL, FAIR, ACCURATE RECORD KEEPING AND DISCLOSURE

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must promptly, completely and accurately reflect the Company’s assets, liabilities and transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. Unrecorded or “off the books” liabilities, funds or assets should not be maintained unless permitted by applicable law or regulation. In addition, no undisclosed or unrecorded fund or asset shall be maintained for any purpose and no transaction shall be carried out in a manner such that the substance of the transaction is obscured or recorded improperly. If a material mistake in any information previously disclosed in the Company’s public filings is discovered, such mistake should immediately be brought to the attention of the Board or the Board Committee and, if applicable, the Company’s auditors and legal advisors.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company’s legal advisors.

Pursuant to this policy, and in connection with Section 406 of the Sarbanes-Oxley Act of 2002, the Code specifically requires that the Company’s Financial Professionals oversee, manage and accept responsibility for these requirements. To the extent practicable, each Executive Financial Professional shall read each Securities and Exchange Commission report and press release prior to the time it is filed, furnished or issued to the Securities and Exchange Commission or released to the public, as applicable. Any inaccuracy or material misstatement in, or the omission of any information necessary to make the statements made not misleading from, any Securities and Exchange Commission filing or press release shall be immediately disclosed to the Board or the Board Committee and, if applicable, to the Company’s auditors and legal advisors. If an Executive Financial Professional has any concerns with accounting or auditing matters, they should report them to the Board and the Company’s independent auditors. To the extent the matter has been reported to the Board and remains unresolved, the Executive Financial Professional should report such matter to the Company’s legal advisors

IX.	WAIVERS OF THE CODE

A waiver of the Code may be made only by the Board or the Board Committee and will be promptly disclosed as required by law, including the rules and regulations promulgated by the Securities and Exchange Commission and listing authority.

X.	REPORTING ANY VIOLATIONS OF THE CODE

If any FMC Technologies Person becomes aware of a violation of the Code or alleged violation raised by an employee of the Company, that FMC Technologies Person should report the matter immediately to an Ethics Reporting Resource, the Board or the Board Committee. To the extent the matter has been reported and remains unresolved, the FMC Technologies Person should report the matter to the Company’s legal advisors. It is the policy of the Company not to allow retaliation for violation allegations made in good faith by employees of the Company. FMC Technologies Persons are expected to cooperate in investigations concerning violations of the Code.